Exhibit 99.1

NEWS RELEASE

Foundation Medicine Announces 2014 Second Quarter Results and Recent Highlights

Continued Strength in Clinical Test Volume and Revenue Growth

CAMBRIDGE, Mass. – August 12, 2014 - Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for the quarter ended June 30, 2014.

•	5,908 clinical tests reported, 263% year-over-year growth

•	Total revenue of $14.5 million, 145% year-over-year growth

•	Revenue from clinical testing of $9.4 million, 233% year-over-year growth

•	Continued commercial expansion, with 60% of tests reported to community oncologists

•	Knowledgebase of genomic data grew to over 21,000 patient cases

Foundation Medicine reported total revenue of $14.5 million in the second quarter of 2014, a 145% increase compared to $5.9 million in the second quarter of 2013 and a 27% increase compared to $11.5 million in the first quarter of 2014. Revenue from clinical testing in this year’s second quarter was $9.4 million, a 233% increase compared to $2.8 million in the second quarter of 2013 and a 32% increase compared to $7.1 million in the first quarter of 2014.

The company reported 5,908 clinical tests in the second quarter of 2014, a 263% increase from the same quarter last year and a 26% increase from the 4,702 tests reported in this year’s first quarter. This number includes 4,960 FoundationOne® tests and 948 FoundationOne Heme tests.

The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and pediatric cancers, provide a fully informative genomic profile that identifies clinically actionable molecular alterations to help physicians match relevant targeted therapies and clinical trials with the underlying genomic drivers of a patient’s cancer.

“We continued to gain commercial momentum in the second quarter, with strong growth in clinical test volumes and in the revenue contribution from our pharmaceutical industry partnerships,” said Michael Pellini, M.D., president and chief executive officer of Foundation Medicine. “It was especially encouraging to see a large number of new abstracts and publications coming from our partnerships and from independent research efforts. These data further validate our comprehensive approach to clinical testing and also represent a growing base of evidence supporting the clinical utility of our tests, a key factor in the reimbursement equation for payors.”

Total operating expenses for the second quarter of 2014 were $21.6 million, compared with $18.3 million for the first quarter of 2014. The second quarter increase in operating expenses was primarily driven by continued investment in commercial infrastructure and research and development.

Net loss was $13.8 million in the second quarter of 2014, or a $0.49 loss per share. At June 30, 2014, the company had $97.1 million in cash and cash equivalents.

“We remain focused on facilitating the practical utilization of our test findings in clinical care,” said Vincent Miller, M.D., chief medical officer of Foundation Medicine. “Our critical role in the Lung-MAP trial and launch of FoundationOne Careline emphasize our commitment to patients and physicians and our efforts to improve access to FDA-approved therapies and other therapies under study in clinical trials.”

Recent Enterprise Highlights

•	Updated version of FoundationOne launched: In August, the company launched an updated version of FoundationOne incorporating a number of enhancements. The latest version, the most comprehensive genomic profile validated for clinical use today, expands the reporting of potential therapeutic options available for patients and physicians.

•	New York State approval: In July, the New York State Department of Health fully approved FoundationOne and FoundationOne Heme, an important regulatory milestone.

•	FoundationOne CareLine: In June, the company expanded its partnership with the Patient Advocate Foundation to establish the FoundationOne CareLine, a personalized case management service offered to patients with cancer who have had a FoundationOne or FoundationOne Heme test and are facing challenges gaining access to certain prescribed targeted therapies.

•	Data release highlights:

•	In June, results from a new study conducted in partnership with Memorial Sloan Kettering Cancer Center (MSKCC) presented at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting demonstrated that comprehensive genomic profiling of lung adenocarcinomas from patients with no or a light smoking history using FoundationOne identified potentially actionable alterations in approximately two-thirds of cases where previous extensive molecular testing on tumors was negative. Approximately one third of patients were matched to therapies in accordance with National Comprehensive Cancer Network (NCCN) treatment guidelines, and approximately one third were matched to clinical trials enrolling at MSKCC at the time of testing.

•	In May, additional new data, also presented at the 2014 ASCO Annual Meeting, demonstrated that FoundationOne identified genomic alterations that prompted physicians to change therapeutic decisions in 28% of patients tested as part of a prospective study conducted in the US Oncology network.

•	In May, results from a study conducted by Foundation Medicine presented at the 2014 ASCO Annual Meeting demonstrated that FoundationOne detected nearly 50% more ALK (anaplastic lymphoma kinase) rearrangements than detected by FISH (fluorescence in situ hybridization) in lung carcinoma patients. These FISH-negative patients with ALK rearrangements detected by FoundationOne could benefit from crizotinib, an approved inhibitor of ALK.

•	Clinical trial updates:

•	In July, the company partnered with the Addario Lung Cancer Medical Institute and Bonnie J. Addario Lung Cancer Foundation to launch the Genomics of Young Lung Cancer clinical trial, a first of its kind, multi-center, international prospective study. This study aims to better inform treatment decisions in young adults with lung cancer by leveraging FoundationOne.

•	In June, a unique public-private collaboration among the National Cancer Institute, part of the National Institutes of Health, SWOG Cancer Research, Friends of Cancer Research, the Foundation for the National Institutes of Health, five pharmaceutical companies, and Foundation Medicine initiated the Lung Cancer Master Protocol (Lung-MAP) trial, a multi-drug, multi-arm, biomarker-driven clinical trial for patients with advanced squamous cell lung cancer. Since launch, the first patient samples have been received, and in July, the program announced its expansion to an additional 169 locations throughout the U.S. in addition to the 85 locations that have been participating since the initial launch.

2014 Outlook

The company confirmed its prior guidance for 2014, including:

•	Reported clinical tests in the range of 22,000 and 25,000;

•	Revenue in the range of $52 to $58 million; and

•	The introduction of new features for the Interactive Cancer Explorer™ physician portal, including outcomes collection capabilities, in the second half of 2014.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, August 12th at 4:30 p.m. Eastern Time to discuss our financial performance for the second quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 68469471. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and pediatric cancers, provide a fully informative genomic profile to identify the molecular alterations in a patient’s cancer to help physicians in matching them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks and Interactive Cancer Explorer™ is a trademark of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical utility and actionability of FoundationOne and FoundationOne Heme, the number of clinical tests expected to be reported in 2014 and the expected revenue in 2014, and the introduction of new versions and features to the Interactive Cancer Explorer. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that physicians may not be able to obtain access to relevant targeted therapies and clinical trials matched to molecular alterations identified FoundationOne and FoundationOne Heme as readily as expected; Foundation Medicine’s test or revenue projections may turn out to be inaccurate because of the preliminary nature of the forecasts; that the introduction of new features to the Interactive Cancer Explorer are delayed, discontinued or substantially changed; Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which we operate; delays or denials in obtaining coverage and reimbursement decisions for FoundationOne, FoundationOne Heme and any subsequent products we may develop; the inability of Foundation Medicine to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Contacts:

Media - Foundation Medicine	Investors – Foundation Medicine
Dan Budwick, Pure Communications, Inc.	Khaled Habayeb
(973) 271-6085	(617) 418-2283
dan@purecommunicationsinc.com	ir@foundationmedicine.com

- Financial Tables to Follow -

FOUNDATION MEDICINE, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$14,496	$5,920	$25,951	$11,120
Costs and expenses:
Cost of revenue	6,619	2,219	11,910	4,597
Selling and marketing	7,170	2,875	12,860	4,686
General and administrative	5,825	4,755	11,525	7,905
Research and development	8,645	6,097	15,560	11,079

Total costs and expenses	28,259	15,946	51,855	28,267

Loss from operations	(13,763)	(10,026)	(25,904)	(17,147)
Other income (expense):
Interest expense, net	(16)	(65)	(41)	(141)
Other expense, net	—	(96)	—	(102)

Total other expense, net	(16)	(161)	(41)	(243)

Net loss	$(13,779)	$(10,187)	$(25,945)	$(17,390)

Accretion of redeemable convertible preferred stock	—	(42)	—	(92)

Net loss applicable to common stockholders	$(13,779)	$(10,229)	$(25,945)	$(17,482)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.49)	$(3.34)	$(0.93)	$(5.92)

Weighted-average common shares outstanding, basic and diluted	27,876,931	3,065,877	27,804,914	2,950,996

Comprehensive loss	$(13,779)	$(10,187)	$(25,945)	$(17,390)

FOUNDATION MEDICINE, INC.

Consolidated Condensed Balance Sheets

(In thousands)

(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$97,054	$124,293
Accounts receivable	6,067	6,262
Inventory	2,593	1,763
Prepaid expenses and other current assets	1,191	992

Total current assets	106,905	133,310
Property and equipment, net	21,696	22,104
Restricted cash	1,725	1,725
Other assets	321	129

Total assets	$130,647	$157,268

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,491	$7,007
Accrued expenses and other current liabilities	4,747	5,168
Deferred revenue	693	918
Current portion of deferred rent	1,178	1,167
Current portion of notes payable	576	1,499

Total current liabilities	12,685	15,759
Other non-current liabilities	10,040	9,798
Total stockholders’ equity	107,922	131,711

Total liabilities and stockholders’ equity	$130,647	$157,268